Exhibit 10.1

DTS, INC.

2016 EXECUTIVE RETENTION BONUS PLAN

DTS, Inc., a Delaware corporation (the “Company”), hereby establishes this 2016 Executive Retention Bonus Plan (this “Plan”) effective as of the date of the consummation of the Company Merger (as defined below) (the “Effective Date”). This Plan shall become effective on the Effective Date and will remain in effect until the earlier of (a) the date all Bonus Amounts (or Pro-Rata Bonus Amounts, as applicable) are paid pursuant to and in accordance with this Plan; and (b) the termination of this Plan pursuant to and in accordance with Section 7. Certain capitalized but otherwise undefined terms used in this Plan have the meanings assigned to them in Section 2.

SECTION 1 - NATURE AND PURPOSE

1.1 Background and Purpose.

(i) The Company is a party to that certain Agreement and Plan of Merger dated September 19, 2016 (the “Merger Agreement”), by and among the Company, Tessera Technologies, Inc., a Delaware corporation (“Parent”), Tempe Holdco Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Holdco”), Tempe Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Holdco (“Parent Merger Sub”), Arizona Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Holdco (“Company Merger Sub”), pursuant to which (i) Parent Merger Sub shall be merged with and into Parent (the “Parent Merger”), with Parent as the surviving entity in the Parent Merger (the “Parent Surviving Corporation”) and the Parent Surviving Corporation becoming a wholly owned subsidiary of Holdco and (ii) immediately following consummation of the Parent Merger, Company Merger Sub shall be merged with and into the Company (the “Company Merger”), with the Company as the surviving entity in the Company Merger (the “Company Surviving Corporation”), and the Company Surviving Corporation becoming a wholly owned subsidiary of Holdco.

(ii) The Merger Agreement and its associated schedules contemplate that the Company’s Board of Directors will adopt and implement, prior to the consummation of the Company Merger, this Plan, in order to encourage the retention of certain employees of the Company who hold the title of Executive Vice President and above until the end of the eighteen (18) month period following the consummation of the Company Merger.

1.2 Plan Benefits Unfunded. The liability of the Company to pay a Bonus Amount to any Participant is based solely on the contractual obligations created by this Plan and the Letter Agreement between the Company and such Participant and evidencing the award of the Bonus Amount. This Plan constitutes a mere promise by the Company to pay benefits in the future. The interest of a Participant in Plan benefits is an unsecured claim against the general assets of the Company. No Participant has any interest in any fund or in any specific asset of the Company by reason of any amounts credited or deemed to be credited hereunder. Accordingly, Plan benefits are not secured by any trust, pledge, lien or encumbrance on any property of the Company or on the assets of any benefit trust. The Company intends that this Plan be unfunded for tax purposes and for purposes of Title I of Employee Retirement Income Security Act of 1974, as amended, if applicable.

1.3 Participation Not a Contract of Employment or Service. This Plan is not a promise of employment with or the continuation of service to the Company and nothing in this Plan gives any person a right to remain in the service of the Company, Parent, Holdco, or any of their Subsidiaries nor does it affect the right of the Company, Parent, Holdco or any of their Subsidiaries to terminate the service of any person at any time with or without Cause and with or without advance notice, subject to the terms of any employment, service or other agreement that may exist between such person and the Company, Parent, Holdco or any of their Subsidiaries. For the avoidance of doubt, the Plan will not alter any existing contractual arrangements with any Participant who does not continue as an employee of the Company, Parent, Holdco or any of their Subsidiaries immediately after the Effective Time and, as such, any such Participant will be entitled to receive all amounts due pursuant to the terms of the Participant’s then-existing contractual arrangements with the Company.

SECTION 2 - DEFINED TERMS

Whenever used herein, the following definitions shall govern this Plan:

2.1 “Beneficiary” means the person(s) designated on a Designation of Beneficiary Form substantially in the form set forth in Exhibit C attached hereto to receive payment of a Pro-Rata Bonus Amount as set forth in Section 4.1 of this Plan. If no Beneficiary has been properly designated, then the Beneficiary shall be the Participant’s spouse, and if no spouse exists at the time of death, the Participant’s estate.

2.2 “Board” means the Board of Directors of Holdco.

2.3 “Bonus Amount” means the amount set forth on Exhibit A attached hereto opposite the name of a Participant, which amount shall, provided that such Participant satisfies the conditions set forth in this Plan, become payable as set forth in this Plan.

2.4 “Cause” shall have the meaning set forth in the Participant’s employment agreement with the Company referenced on Exhibit A attached hereto; provided, however clause “(g)” of the definition of “Cause” set forth in such employment agreement shall be ignored for purposes of determining Cause under this Plan and the Letter Agreement.

2.5 “Disability” means a condition which would entitle the Participant to long term disability benefits under the Company’s long term disability plan/policy as in effect as of the date of the adoption of this Plan.

2.6 “Good Reason” shall have the meaning set forth in the Participant’s employment agreement with the Company referenced on Exhibit A attached hereto, as modified by the Participant’s Letter Agreement.

2.7 “Involuntary Termination” means a termination of a Participant’s employment (i) by the Company, Parent, Holdco or any of their Subsidiaries (A) without Cause or (B) due to a Disability of such Participant; (ii) by such Participant with Good Reason; or (iii) as a result of such Participant’s death. For purposes of this Plan, an “Involuntary Termination” shall not include or be deemed to include a termination of a Participant’s employment (x) by the Company, Parent, Holdco or any of their Subsidiaries for Cause or (y) by such Participant’s resignation without Good Reason.

2.8 “Letter Agreement” means the letter agreement substantially in the form attached hereto as Exhibit B, pursuant to which a Participant is notified of his/her participation in this Plan and upon which a Participant acknowledges that he/she has read such letter agreement and this Plan and agreed that the award described therein and his/her participation in this Plan are subject in all respects to the terms and conditions of this Plan, or such other form approved by the Plan Administrator.

2.9 “Participant” shall have the meaning set forth in Section 3.

2.10 “Plan Administrator” means the Board.

2.11 “Release” means a release substantially in the form attached as Exhibit A to the Participant’s employment agreement with the Company referenced on Exhibit A attached hereto.

2.12 “Section 409A” shall have the meaning set forth in Section 10.

2.13 “Subsidiary” An entity shall be deemed to be a “Subsidiary” of the Company, Parent or Holdco if any of the Company, Parent or Holdco directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such entity that is sufficient to enable the Company, Parent or Holdco to elect at least a majority of the members of such entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such entity.

SECTION 3 - ELIGIBILITY

An individual shall be eligible to participate in this Plan if he or she has been designated by the Plan Administrator as a Participant as set forth on Exhibit A attached hereto and has received and executed a Letter Agreement (each, a “Participant”). Except as set forth in Section 4.1, the Participant must have been continuously employed by the Company, Parent, Holdco and/or any of their Subsidiaries through the date which is eighteen (18) months following the Effective Date (the “Vesting Date”) to receive payment of his or her Bonus Amount as set forth in Section 6. Assuming this condition is satisfied, payment of the Bonus Amount to the Participant shall occur on the first regularly scheduled payroll date following the Vesting Date (which shall be no later than thirty (30) days following the Vesting Date).

SECTION 4 - INVOLUNTARY TERMINATIONS

4.1 Notwithstanding the provisions set forth in Section 3, if a Participant experiences an Involuntary Termination during the period between the Effective Date and the Vesting Date, then the Participant (or in the event of death, the Participant’s Beneficiary) shall become entitled to payment of a pro-rata portion of his or her Bonus Amount in an amount equal to the product of: (i) such Participant’s Bonus Amount and (ii) a fraction, the numerator of which shall be the number of days elapsed from the Effective Date through the effective date of such Participant’s Involuntary Termination and the denominator of which shall be five hundred forty-eight (548) (the “Pro-Rata Bonus Amount”), subject to the Participant’s execution and delivery of a Release, which must become effective and non-revocable no later than sixty (60) days following the Participant’s termination. The Pro-Rata Bonus Amount shall be paid on the first regularly scheduled payroll date following the effective date of such Participant’s executed Release; provided, however, that if the Bonus Amounts constitute deferred compensation subject to Section 409A, and the sixty (60) day period descried above spans two (2) taxable years, then such payment shall occur on the first regularly scheduled payroll date occurring after the end of such sixty (60) day period (subject to Section 8). Notwithstanding the foregoing, if payment of a Pro-Rata Bonus Amount is payable as a result of a Participant’s death, then a Release shall not be required, and payment shall be made to the Beneficiary as soon as practicable following such death.

4.2 A Participant will immediately forfeit his/her right to any payment under this Plan upon a termination of his/her employment by the Company, Parent, Holdco or one of their Subsidiaries (as applicable) for Cause or his/ her resignation without Good Reason, in either case, at any time prior to the Vesting Date, and none of the Company, Parent, Holdco or any of their Subsidiaries shall have any obligation with respect thereto. Any amounts that are forfeited will not be reallocated to other Participants or other persons.

SECTION 5 - AWARDS UNDER THE PLAN

A Participant’s Bonus Amount shall be determined by the Plan Administrator and set forth in the Participant’s Letter Agreement and Exhibit A to this Plan.

SECTION 6 - PAYMENTS UNDER THE PLAN

6.1 Payment of Bonus Amount or Pro-Rata Bonus Amount. Bonus Amounts or Pro-Rata Bonus Amounts, as applicable, shall be paid in a lump sum following the satisfaction of all conditions for payment set forth in Section 3 or Section 4.1, as applicable and, subject to Section 8, shall be payable pursuant to the timing rules set forth in Section 3 or Section 4.1, as applicable.

6.2 Tax Withholding. To the extent required by applicable law, payments under this Plan may be subject to federal and state withholding taxes, FICA and similar charges, and the Company may deduct the amount from any payments required hereunder.

6.3 Other Limitation of Payments.

(i) In the event it shall be determined that any compensation by or benefit from the Company (or Parent, Holdco or their Subsidiaries) to the Participant or for the Participant’s benefit, whether pursuant to the terms of this Plan or otherwise (collectively, the “Payments”), (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Participant’s benefits under this Plan shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent this would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(ii) Unless the Company (or Parent, Holdco, or their affiliates) and the Participant otherwise agree in writing, any determination required under this Section 6.3 shall be made in writing by a nationally recognized certified public accounting firm selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Participant and the Company, Parent, Holdco, and their Subsidiaries for all purposes. For purposes of making the calculations required by this Section 6.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company, and, if applicable, Parent, Holdco, and their Subsidiaries and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6.3. The Company (or its successor) shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.3.

(iii) In the event that Payments must be reduced, then the Payments under this Plan will be reduced first by reducing Payments under this Plan, then by elimination of cash severance payments, then elimination of vesting acceleration of Participant’s remaining equity awards, if any (in reverse chronological order based on the date such awards would have vested), and finally elimination of any other payments giving rise to “parachute payments.”

SECTION 7 - AMENDMENT AND TERMINATION

The Plan Administrator may amend this Plan and the applicable Letter Agreement at any time, provided that, except as set forth in Section 8, once a Participant has executed a Letter Agreement, the terms of this Plan applicable to that Participant may only be amended with the written consent of such Participant and the Participant’s Letter Agreement may only be amended in writing through an amendment executed by the Company (or its successor) and the Participant party to the applicable Letter Agreement. This Plan will automatically terminate if the Merger Agreement is terminated in accordance with its terms. If the Merger Agreement is terminated in accordance with its terms, and this Plan has accordingly terminated, all rights to receive Bonus Amounts shall be terminated and forfeited, and none of the Company, Parent, Holdco or any of their Subsidiaries shall have any obligation with respect thereto.

SECTION 8 - CODE SECTION 409A

To the extent applicable for Participants, this Plan is intended to be exempt from, or comply with, the requirements of Internal Section 409A of the Code, as amended (“Section 409A”). To the extent that this Plan is not exempt from the requirements of Section 409A, this Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, notwithstanding the provisions of Section 7, the Plan Administrator reserves the right to amend the provisions of this Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Section 409A on any payment to be made hereunder while preserving, to the maximum extent possible, the intended economic result of the Bonus Amount of any affected Participant. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Plan Administrator. Notwithstanding anything in this Plan or a Letter Agreement to the contrary, to the extent necessary to avoid the imposition of penalties under Section 409A, no amount that becomes payable on account of a termination of services shall be paid unless such termination constitutes a “separation from service” within the meaning of Section 409A. Further, to the extent necessary to comply with Section 409A, if a Participant is a “specified employee” (as defined by Section 409A), and the Participant will receive payment of any “deferred compensation” subject to Section 409A on account of a separation from services, then such amount shall not be paid until the first day of the seventh month following such separation (provided, however, that such amounts shall be paid earlier if the Participant dies during such period (with such payments being made within thirty (30) days of the Participant’s death). Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.

SECTION 9 - MISCELLANEOUS

9.1 Authority of the Plan Administrator. The Plan shall be interpreted, administered and operated by the Plan Administrator, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, and subject to Section 7, to amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Plan Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Plan Administrator made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding on all parties who have an interest in the Plan.

9.2 No Liability. The Plan Administrator, and no officer or employee of the Company, Parent, Holdco or their Subsidiaries shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to such person’s own fraud or willful misconduct; nor shall such entities be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the entity.

9.3 No Trust. Nothing contained in this Plan and no action taken pursuant to the provisions of any related agreements shall create or be construed to create a trust of any kind. No property which may be acquired or invested by the Company in connection with this Plan shall be deemed to be security for the obligations to participants hereunder, but shall be, and continue for all purposes to be, a part of the general funds of the Company. The right of Participants to receive payment from the Company under this Plan shall be no greater than the right of any unsecured general creditor of the Company.

9.4 Plan Benefits are not Assignable. The rights of a Participant to Plan benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant, and any attempt to assign, pledge or encumber that interest shall be void.

9.5 Successors and Assigns. The terms and conditions of this Plan shall inure to the benefit of and bind the Company and the Participants, and their successors, assigns and personal representatives.

9.6 Entire Agreement. This Plan and the Letter Agreement (and with respect to the definitions of “Cause” and “Good Reason,” a Participant’s employment agreement as referenced in Exhibit A attached hereto) shall constitute the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Company other than those as set forth or provided for in this Plan.

9.7 Governing Law. This Plan constitutes an agreement, and any disputes arising under this Plan will be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict of laws principle to the contrary.

9.8 Section Headings. The headings contained in this document are for reference purposes only, and shall not affect the meaning or interpretation of this Plan.

IN WITNESS WHEREOF, this 2016 Executive Retention Bonus Plan has been executed effective as of the date first written above.

DTS, INC.

By:	/s/ Jon E. Kirchner

Name:	Jon E. Kirchner

Title:	CEO

EXHIBIT A

Participant Name & Title	Employment Agreement	Bonus Amount
Jon E. Kirchner, Chairman and Chief Executive Officer	Executive Employment Agreement effective as of February 17, 2011 by and between DTS, Inc. and Jon Kirchner, as in effect as of the date of adoption of this Plan	$5,049,366.30
Geir Skaaden, Executive Vice President, Products, Platforms and Solutions	Executive Employment Agreement effective as of October 1, 2015 by and between DTS, Inc. and Geir Skaaden, as in effect as of the date of adoption of this Plan	$1,275,576.35
Kevin Doohan, Executive Vice President & Chief Marketing Officer	Executive Employment Agreement effective as of January 20, 2014 by and between DTS, Inc. and Kevin Doohan, as in effect as of the date of adoption of this Plan	$1,292,725.00
Kris Graves, Executive Vice President, Human Resources	Executive Employment Agreement effective as of April 1, 2013 by and between DTS, Inc. and Kris Graves, as in effect as of the date of adoption of this Plan	$1,316,547.35
TOTAL		$8,934,215.00

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EXHIBIT B

FORM OF LETTER AGREEMENT

LETTER AGREEMENT

[Date]

<Insert Name of Participant>

<Insert Address>

<Insert City, State, Zip Code>

Dear <Insert Name of Participant>:

The purpose of this letter agreement (this “Letter Agreement”) is to inform you that you are eligible for an award under the DTS, Inc. 2016 Executive Retention Bonus Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto under the Plan. The award for which you are eligible consists of the following:

Retention Bonus Amount opportunity:

Retention Bonus Amount award: $[            ] in cash (the “Award”).

The Plan and this Letter Agreement (and with respect to the definitions of “Cause” and “Good Reason,” as used in the Plan, your Current Employment Agreement (as defined below)) contain the entire understanding between you and the Company with respect to the subject matter hereof. By signing below you are also acknowledging and agreeing that the signing of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement and/or any change in your authority, duties, responsibilities or reporting relationship that is caused by such signing or consummation will not constitute “Good Reason” for purposes of your Executive Employment Agreement dated              (the “Current Employment Agreement”).

You hereby acknowledge and agree that the terms and conditions of your participation in the Plan, and any Award that may be payable thereunder, shall be determined in accordance with the Plan and this Letter Agreement.

DTS, Inc.

By:
Name:
Title:

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ACKNOWLEDGEMENT

I hereby acknowledge that I have read this Letter Agreement and the Plan and agree that the Award and my participation in the Plan are subject in all respects to the terms and conditions of the Plan.

Dated: , 2016
Print Name

Signature

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EXHIBIT C

BENEFICIARY FORM DESIGNATION FORM

DTS, INC.

DESIGNATION OF BENEFICIARY FORM

UNDER DTS, INC. 2016 EXECUTIVE RETENTION BONUS PLAN

TO:
Company official designated to receive beneficiary designation

FROM:
Name of Participant

I am a participant in the DTS, Inc. 2016 Executive Retention Bonus Plan (the “Plan”). In accordance with the terms of the Plan, in the event of my death, I designate the following as my beneficiary to receive all amounts payable to me under the Plan which I have not received prior to my death:

Beneficiary’s Name:

Social Security Number:

Relationship:

Address:

If you are married and your beneficiary is someone other than your spouse, then your spouse must sign and date this form.

This designation revokes all prior beneficiary designations I have made under the Plan.

Date:
Signature of Participant

Consent of Spouse:

I am the spouse of the above named Participant. I consent to the above designation of a beneficiary other than me to receive payments due to my spouse under the Plan.

Date:
Signature of Participant’s Spouse

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